Exhibit 99.1

FOR RELEASE October 30, 2009

StanCorp Financial Group, Inc. Appoints George J. Puentes and Duane C. McDougall to Board of Directors

PORTLAND, Ore. — October 30, 2009 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has appointed George J. Puentes and Duane C. McDougall to its Board of Directors.

Mr. Puentes is President and Founder of Don Pancho Authentic Mexican Foods, Inc., of Salem, Ore., and serves on the board of directors of Northwest Natural Gas and the Meyer Memorial Trust. Mr. Puentes previously served on the board of the Federal Reserve Bank of San Francisco, Portland Branch, and on the Community Board of Regence Blue Cross Blue Shield. Mr. Puentes’ appointment is effective November 1, 2009.

Mr. McDougall is chairman of Boise Cascade, LLC, and previously served as chairman and CEO of that firm from December 1, 2008 to August 15, 2009. Prior to that, Mr. McDougall served as president and CEO of Willamette Industries, Inc. from 1998 to 2002. He currently serves on the boards of directors of West Coast Bancorp, Cascade Corporation, and Greenbrier Companies. Mr. McDougall’s appointment is effective December 1, 2009.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of September 30, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and/or future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest Annual Report on form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com